Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Platinum Underwriters Holdings, Ltd.:
We consent to the incorporation by reference in the registration statement on Form S-8 dated April 29, 2010 of Platinum Underwriters Holdings, Ltd. and subsidiaries (“Platinum”) of our reports dated February 26, 2009, with respect to the consolidated balance sheet of Platinum as of December 31, 2008, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2008, and all related financial statement schedules.
/s/ KPMG LLP
New York, New York
April 29, 2010